     As filed with the Securities and Exchange Commission on August 21, 1997
                                                    Registration No. 333-20573

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            PICK Communications Corp.
             (Exact Name of Registrant as Specified in its Charter)

                                     Nevada
         (State or Other Jurisdiction of Incorporation or Organization)

                                   75-2107261
                      (I.R.S. Employer Identification No.)

         Wayne Interchange Plaza II, 155 Route 46 West, Wayne, NJ 07470
               (Address of Principal Executive Offices) (Zip Code)

                             1996 Stock Option Plan
                  Compensation Agreement dated December 3, 1996
                   Consulting Agreement dated January 28, 1997
                            (Full Title of the Plans)

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, N.Y. 10158-0125
                     (Name and Address of Agent For Service)

                                 (212) 687-3860
          (Telephone Number, Including Area Code, of Agent For Service)

                                                CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
   Title of Each Class                                    Proposed Maximum         Proposed
   of Securities to be        Amount to be                    Offering              Maximum                  Amount of
        Registered             Registered                      Price             Aggregate                 Registration
                                                             Per Share         Offering Price                   Fee
------------------------------------------------------------------------------------------------------------------------
Stock Options              5,000,000(1)                      --                        --                            (5)
------------------------------------------------------------------------------------------------------------------------
Shares of Common           1,250,000(2)(6)                 $ .27(7)               337,500                     $102.27
Stock, par value           2,368,422(2)(6)                 $ .17(7)               402,632                     $122.01
$.001 per share              400,000(3)                    $ .25               $  100,000                     $ 30.30
------------------------------------------------------------------------------------------------------------------------
Shares of Common             131,578(2)(6)                 $ .19(7)            $   25,000                     $  7.58
Stock, par value             250,000(2)(6)                 $ .30(7)            $   75,000                     $ 22.73
$.001 per share            1,000,000(4)(6)                 $ .15(8)            $  150,000                     $ 45.45
------------------------------------------------------------------------------------------------------------------------
Common Shares, par           116,330(9)                    $ .15(8)            $   17,450                     $  5.28(6)
value $.001 per
share
------------------------------------------------------------------------------------------------------------------------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $335.62
------------------------------------------------------------------------------------------------------------------------

(1) Represents options authorized to be granted pursuant to the 1996 Stock Option Plan (the "Plan") of PICK Communications Corp. (the "Registrant," "Corporation"or "Company").

(2) Shares of the Company's common stock, $.001 par value (the "Common Stock") issuable upon exercise of options previously granted pursuant to the Plan.

(3) Represents shares of Common Stock issued to the Registrant's Chief Executive Officer, Mr. Diego Leiva, at a purchase price of $.25 per share, or an aggregate of $100,000, in lieu of payment of $100,000 of salary accrued to Mr. Leiva pursuant to a Compensation Agreement dated December 3, 1996 between the Registrant and Mr. Leiva (the "Compensation Shares").

(4) Shares issuable upon exercise of stock options available for grant under the Plan.

(5)               No registration fee is required pursuant to Rule 457(h)(2).

(6) Includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the Plan.

(7) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) based upon the average exercise price.

(8) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the last bid and asked prices for the shares of the Company's Common Stock on the National Association of Securities Dealers, Inc.'s Electronic Bulletin Board (OTCBB)on August 4, 1997.

(9) Additional shares registered hereby under this Post-Effective Amendment, to be issued to Mr. Barry Suskind pursuant to a Consulting Agreement dated January 28, 1997 (the "Consultant's Shares").

EXPLANATORY NOTE

        The contents of the Company's Registration Statement on Form S-8 (Registration Number 333-20573, filed January 28, 1997), except as amended hereby, are incorporated herein by reference.

        Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended (the "Act"), the Prospectus included as a part of this Registration Statement shall be deemed to be a combined prospectus which shall also relate to the Registrant's Registration Statement Number 333-20573. This post-effective amendment and the Registration Statement being amended hereby are collectively referred to herein as the "Registration Statement."

                  SUBJECT TO COMPLETION, DATED AUGUST 21, 1997.

                                   PROSPECTUS

                            PICK Communications Corp.

                               5,516,330 Shares of
                          Common Stock, $.001 par value

            This Prospectus has been prepared by PICK Communications Corp., a Nevada corporation (the "Registrant," or "Company"), for use upon resale of shares of the Registrant's common stock, $.001 par value (the "Common Stock"), by certain "affiliates" (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Act")) of the Registrant (the "Selling Stockholders") who have acquired or may acquire up to 5,516,330 shares of Common Stock (the "Shares") (a) upon exercise of 5,000,000 stock options granted (4,000,000) or to be granted(1,000,000)under the Registrant's 1996 Stock Option Plan (the "Plan"); (b)pursuant to a compensation agreement (the "Compensation Agreement") with the Registrant for 400,000 shares of Common Stock in consideration of services rendered to the Company, and (c) pursuant to a consulting agreement with the Company (the "Consulting Agreement") for 116,330 shares of Common Stock. The maximum number of shares of Common Stock which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalization and other similar changes affecting the Common Stock. It is anticipated that the Selling Stockholders will offer shares of Common Stock for resale at prevailing prices in the over-the-counter market on the date of sale. The Registrant's Common Stock has been traded in the over-the-counter market and is reported on the National Association of Securities Dealers, Inc.'s Electronic Bulletin Board (OTCBB), under the symbol "PICK." The Registrant will receive none of the proceeds from the sale of the shares of Common Stock offered hereby; however, it will receive the exercise price of all Stock Options exercised. All selling and other expenses incurred by individual Selling Stockholders will be borne by such stockholders. It is estimated that the costs of issuance and distribution to be incurred by the Company will be approximately $5,000 in the aggregate. See "Plan of Distribution."

            See "Risk Factors" beginning on Page 5 for certain risks an investment in the shares of Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 21, 1997.

            No person is authorized to give any information or to make any representation other than those contained in this Prospectus in connection with any offer to sell of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has ben no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                                    --------

            PICK Communications Corp. was incorporated in April 1984 under the laws of Utah as S.T.V., Inc. ("STV"). In February 1986, STV changed its name to Adolphus Companies, Inc. ("Adolphus"). In May 1988, Adolphus changed its name to Prime International Products, Inc. ("Prime"). Prime ceased operations in late 1990.

            In July 1995, Prime changed its state of organization from Utah to Nevada. On September 12, 1995, Prime executed a Stock Purchase Agreement to exchange 16,500,000 shares of Prime's common stock for all of the outstanding shares of common stock and warrants of Public Info/Comm Kiosk, Inc. ("PICK"), which made PICK a subsidiary of Prime. PICK was incorporated under the laws of the State of New Jersey in August 1992. Prime changed its name to PICK Communications Corp. in December 1995.

        The Registrant's principal executive offices are located at Wayne Interchange Plaza II, 155 Route 46 West, Wayne, New Jersey 07470, and its telephone number is (201) 812-7425.

                                    --------

                              AVAILABLE INFORMATION

            The Registrant has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 including all amendments thereto (the "Registration Statement") under the Act via the Electronic Data Gathering Analysis and Retrieval system ("EDGAR") and may be found on the Commission's web site at http://www.sec.gov. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Registrant, reference is made to the Registration Statement, including the exhibits filed therewith.

            Also, the Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance, therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by the Registrant can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10138 and at 500 West Madison Street, Chicago, Illinois 60611. Copies of all or any part of this Registration Statement (including the exhibits thereto) also may be obtained from the Public Reference Section of the Commission at the Commission's principal office in Washington, D.C., at the Commission's prescribed rates. Electronic filings made via EDGAR are publicly available through the Commission's web site referenced above.

                       DOCUMENTS INCORPORATED BY REFERENCE

            The Registrant hereby incorporates by reference the following documents:

                  1. The Registrant's Registration Statement on Form 10 (File No.0-27604), including the description of the Registrant's Common Stock, filed pursuant to
                              Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

                  2. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

                  3. The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

                  4.          The Registrant's Proxy Statement dated December
                              17, 1996.

            All documents subsequently filed by the Registrant after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Registrant will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for copies of such information should be directed to the Registrant at Wayne Interchange Plaza II, 155 Route 46 West, Wayne, New Jersey 07470; telephone number (201) 812-7425.

                                  RISK FACTORS

            The Company operates its business in three divisions: (i) Telephone Debit Cards, (ii) International Long Distance Services which entail the Company purchasing long distance time from major network based carriers and selling this time to other carriers and resellers via switch to switch connections, and (iii) Prepaid Cellular telephones incorporating prepaid debit technology to cellular telephones and Secured Encryption Devices for Point-of-Sale activation of products. Unless otherwise indicated, the following Risk Factors apply to all three divisions of the Company's business. Prospective investors should consider carefully the following Risk Factors, along with the other documentation incorporated by reference herein, in evaluating an investment in the Company.

Limited Operating History and Revenues; Significant and Continuing
Losses

        The Company was organized in April, 1984 and had no operations prior to its acquisition of control of PICK in September, 1995 in a reverse merger. PICK has a limited operating history upon which an evaluation of the Company's future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in the telecommunications industry, which is an evolving industry characterized by intense competition. The Company incurred consolidated losses of $1,250,580 and $1,071,041 for the years ended December 31, 1994 and 1995, respectively. Although the Company had net income of approximately $1,636,000 for the year ended December 31, 1996, the Company had a loss from operations of approximately $1,584,000 and a working capital deficiency of $3,152,216. The Company needs to increase its switching capacity to obtain greater sales. This will assist the Company in achieving profitability, of which there can be no assurance. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its proposed expansion and development of new products (including, but not limited to, salaries of executive, creative, marketing and other personnel), the Company may incur additional losses until such time as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. There can be no assurance that the Company will be able to generate such revenues and continue to operate profitably.

Competition

        The Company faces intense competition in the marketing and sale of its prepaid Telephone Debit Cards. The Company's prepaid Telephone Debit Cards compete for consumer recognition with other prepaid Phone cards, at both ends of the spectrum. Many small, unreliable companies have entered the telephone debit card market by advertising low calling prices which are extremely attractive to the buying public. Unfortunately for the entire industry, many of these companies have already failed and consumers have felt the pain of having a card that is no longer valid. In 1996, the Company experienced operating difficulties with its switches which impaired operation of its Telephone Debit Card. Many other cards are marketed by companies which are well-established and have significantly greater financial, marketing, distribution, personnel and other resources than the Company. These large companies can implement extensive advertising and promotional campaigns, although marketing a retail product to consumers is not their strength, especially in niche markets. Certain of these competitors, including AT&T, MCI, Sprint and the "Baby Bells," such as Bell Atlantic and Bell South, have dominated the telecommunications industry in the past; however the entire industry is presently undergoing a significant shift and these "giants" are now facing strong competition from smaller, more agile and less bureaucratic organizations, such as the Company. Many of these large telephone companies, as well as retailers, such as Southland Corp., and companies engaged in the marketing of collectibles, have also entered or have announced their intention to enter into the Telephone Debit Card segment of the industry.

            The International Long Distance Services business is also highly competitive and is affected by rapidly changing per minute rates to key international cities and countries. The Company's future success will depend upon its ability to compete with other similar-sized carriers, many of which have considerably greater financial and other resources than the Company. The ability of the Company to compete effectively will depend on its ability to provide high quality service at competitive prices, and to fund the cost of acquiring the use of effective switching. Both of these factors are essential elements for success.

        The prepaid cellular telephone business is another highly competitive one in which the ability to succeed depends on the quality of the product, the ease of its use and the resources available to market and continually improve it. Again, "known" companies and companies which have been able to enter the market already are perceived as having a strong advantage over their competitors. However, recent prepaid cellular conferences and industry articles have indicated consumer dissatisfaction with the constraints of switch-based services available.

        The telecommunications industry is characterized by frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may affect the Company's ability to plan for future design, development and marketing of its products and services. The markets for telecommunications products and services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone products and services and telephone Debit Cards employing alternative technologies, may reduce demand for the Company's current products which necessitates the continual development of new product or service offerings.

        The Company is not aware of any competitor offering the same chip-controlled prepaid cellular telephone technology. Although this product has a patent pending, larger, more established entities with greater financial and personnel resources than those of the Company may continue to enter into direct competition with the Company. There can be no assurance that the Company will be able to capture a meaningful market share and/or compete effectively.

        The competition for the Secured Encryption Device is in existing similar devices such as VeriFone, Hypercom and USW. The Company's advantage in this market is its already existing penetration of a specific niche which currently does not have or has only very limited access to, other means of electronic credit and/or debit transactions because of the prohibitive costs involved.

        The Company's success will depend on its ability to anticipate and respond to rapid changes in consumer preferences and the introduction of new products. The Company believes it has the ability to do exactly that and, further, that it can compete on the basis of price, quality and service. There can be no assurance that the Company will be able to compete successfully in its markets.

Uncertainty of Market Acceptance

        Achieving widespread market acceptance for the Company's products and services requires significant additional funding to enhance some products (e.g., converting the Telephone Debit Cards to non-denominational, rechargeable, Point of Sale activation status). Substantial marketing efforts will also be necessary to enhance consumer awareness and demand for the Company's products and services which, in turn, might increase the Company's avenues of distribution with large, national distributors, chain stores, and retailers. There can be no assurance that substantial markets will develop for prepaid cellular phones or any new product or service, such as the Secured Encryption Device, nor can there be any assurance that the Company will be able to meet its current marketing objectives.

Risks Associated with Marketing Strategy and Rapid Expansion

        Although the Company intends to pursue a strategy of growth and will seek to expand its distribution capabilities to achieve greater market penetration in both existing and emerging telecommunications markets, the Company, to date, has achieved only modest growth, and has limited experience in effecting rapid expansion or managing operations targeting diverse market segments. Implementation of the Company's proposed expansion will depend on, among other things, the Company's ability to hire and retain skilled management, financial, marketing, creative and other personnel; and successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls.

        The Company's marketing strategy and plans are subject to change as a result of a number of factors, including progress or delays in the Company's marketing efforts, changes in market conditions (including the emergence of significant supplementary markets), the nature of possible distribution arrangements which may become available in the future and competitive factors. The Company may also seek to expand its operations through the possible acquisition of companies in businesses which the Company believes are complementary to its business. However, there can be no assurance that the Company will be able to successfully implement its business strategy or otherwise expand its operations, or that the Company will ultimately effect any acquisition or successfully integrate any acquired business into its operations.

Investment in Jet Vacations, Inc. Common Stock

        As of March 31, 1997, the Company owned 380,000 shares of Jet Vacations, Inc. (formerly Fairbanks, Inc. and Ultimistics Inc.) Common Stock, recorded on its balance sheet at $2,672,004, net of a valuation reserve of $579,045. This asset accounts for 62% of the total assets on a pro forma basis as referenced to in note 17(f) of the December 31, 1996 Consolidated Financial Statements. Jet Vacations trades on the OTC Bulletin Board under the symbol JETV. There is a limited market in the shares of JETV. The 52 week high and low trading prices are $13.00 and $0.187, respectively, on April 24, 1997. No audited financial information is currently available on Jet Vacations as Jet Vacations is preparing to become a reporting company.

        The shares of Jet Vacations were acquired through a series of stock exchanges, and represent unrealized gains on these prior transactions. There can be no assurance that the market price of Jet Vacations shares is reflective of the underlying value of Jet Vacations, which cannot be determined due to the lack of audited financial information.

Need for Additional Financing

        In the event that the Company's plans change, its assumptions change or prove to be inaccurate, or its cash flow proves to be insufficient to fund the Company's operations (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company will be required to seek additional financing sooner than anticipated or curtail its expansion activities. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continued expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities may result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that additional financing, particularly the significant amounts of financing which would be required if the Company is unable to enter into additional strategic marketing or other distribution arrangements, will be available to the Company on commercially reasonable terms, if at all.

Dependence on Third-Party Long Distance Carriers; Possible Service Interruptions and Equipment Failures

        The Company is currently dependent on a select number of domestic and international long distance carriers to provide access to telephone service on a cost effective basis. The Company has entered into interconnect agreements or arrangements with long distance carriers, pursuant to which the Company leases dedicated transmission facilities necessary to process telephone calls. Although the Company believes that it currently has sufficient access to transmission facilities and long distance networks on favorable terms and believes that its relationships with its carriers are satisfactory, any increase in the rates charged by carriers could adversely affect the Company's operating margins. Failure to obtain continuing access to such facilities and networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its operations.

        In addition, the Company's operations require that its switching facility and its carriers' long distance networks operate on a continuous basis as defined by industry standards. It is possible that the Company's switching facility and its carriers' networks may, from time to time, experience service interruptions or equipment failures. Such interruptions occurred from time to time during the second and third quarters of 1996, but have stabilized significantly as the relations have matured. These interruptions had a material adverse effect on the Company's results of operations and also adversely affected consumer confidence, as well as the Company's reputation.

Government Regulations

        Long distance telecommunication services are subject to regulation by the FCC and by state regulatory authorities. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunications services. The federal laws governing regulation of interstate telecommunications are the Communications Acts of 1934 and 1996 (the "Communications Acts"), which apply to all "common carriers," including AT&T, MCI and Sprint, as well as entities, such as the Company, which resell the transmission services provided through the facilities of other common carriers. In general, under the Communications Acts, common carriers are required to charge reasonable rates and are prohibited from engaging in unreasonable practices in the provision of their services. Common carriers are also prohibited from engaging in unreasonable discrimination in their rates, charges and practices.

        The Communications Acts require each common carrier to file tariffs with the FCC. A tariff is a list of services offered, the terms under which the services are offered, and the rates, or range of rates, charged for services. Upon filing a tariff, the service provider is required to provide the services at the rates and under the terms and conditions specified in the tariff. Failure to file a tariff could result in fines and penalties. The Company believes it has filed or is in the process of filing all required tariffs with the FCC.

        In addition to federal regulation, the Company's operations are subject to regulation by the various state regulatory authorities. The scope of such regulation varies from state to state, with certain states requiring the filing and regulatory approval of various certifications and state tariffs. As the Company expands the geographic scope of its operations, it intends to continue to obtain operating authority as may be required to provide products and services.

        The Company believes that it is in compliance with all material laws, rules and regulations governing its operations and has obtained or is in the process of obtaining all licenses, tariffs and approvals necessary to conduct its business. In the future, legislation enacted by Congress, court decisions relating to the telecommunications industry, or regulatory actions taken by the FCC or the states in which the Company operates could adversely impact the Company's business. Changes in existing laws and regulations, particularly relaxation of existing regulations resulting in significantly increased price competition, may have a significant impact on the Company's activities and on the Company's operating results. Adoption of new statutes and regulations and the Company's expansion into new geographic markets could require the Company to alter its methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements.

Dependence on Key Personnel

        The development of new telecommunications products or improvements of the Company's existing products is dependent to a significant degree on the efforts of the Company's Chief Executive Officer, Diego Leiva, as well as certain other officers of the Company. The loss of Mr. Leiva's services for any reason would be expected to have a material adverse effect on the Company, thus the Company has obtained a $1 million key-man life insurance policy on Mr. Leiva's life. The Company's future success is also dependent on, among other factors, the successful recruitment and retention of key personnel.

Control by Management

        Diego Leiva, the Company's Chief Executive Officer, his affiliates and other officers and directors of the Company currently own approximately 46% of the Company's issued and outstanding Common Stock, giving effect to the exercise of all officers' and directors' options. Therefore, Management will have the ability to substantially influence the election of all of the Company's Directors and to control the outcome of all other issues submitted to the Company's stockholders. See "Selling Stockholders."

Difficulty of Trading and Obtaining Quotations for Common Stock

        The Company's Common Stock is currently trading in the over-the-counter market in the so-called "pink sheets," and is quoted on the National Association of Securities Dealers, Inc.'s Electronic Bulletin Board (OTCBB)under the symbol "PICK." As a result of trading in the over-the-counter market, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Common Stock than a security traded on a national exchange.

        The Nasdaq Stock Market has proposed amendments to its rules increasing eligibility and maintenance criteria for the Nasdaq SmallCap Market and there can be no assurance that the Company will be eligible for such a listing in the future. Existing eligibility criteria for inclusion on the Nasdaq SmallCap Market require, among other things, that an issuer have total assets of $4 million and total equity of $2 million, and that the security to be listed has a minimum bid price of $3.00 per share. The proposed amendment would require, among other things, that an issuer have net tangible assets (i.e., total assets less total liabilities and intangible assets) of $4 million (or alternatively, net income in two of the most recent three fiscal years of at least $750,000, or a market capitalization of $50 million) and that the security to be listed has a minimum bid price of $4.00 per share. Adoption of the proposed amendments, which are expected to become effective in 1997, would further increase the risk of not having the Company's Common Stock listed on Nasdaq. In fact, on a pro forma basis, accounting for the stock repurchase adjustments subsequent to December 31, 1996, the Company will not meet the proposed Nasdaq Stock Market criteria.

Absence of Trading Market

        There will be no public trading market for the company's Preferred Stock following the effectiveness of this Post-Effective Amendment No. 1, and there can be no assurance that a public market will ever develop.

Penny Stock Regulation

        The trading of the Company's Common Stock is currently subject to Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

        The Commission has adopted regulations that generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share subject to certain exceptions. Such exceptions include equity securities listed on NASDAQ and equity securities issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for more than three years, or (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith.

        The Company's Common Stock is currently a penny stock as defined in the Exchange Act and as such, the market liquidity for the Common Stock is limited to the ability of broker-dealers to sell Common Stock in compliance with the above-mentioned disclosure requirements.

                              SELLING STOCKHOLDERS

        The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who have acquired or may acquire such shares pursuant to the exercise of Options or pursuant to agreements with the Company in connection with services rendered to the Company. The Selling Stockholders named below may resell all, a portion or one of such shares of Common Stock from time to time.

        Participants under the Plan who are deemed to be "affiliates" of the Company who may acquire Common Stock under the Plan or other employee benefit plans may be added from time to time to the Selling Stockholders listed below by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"). An "affiliate" is defined in Rule 405 under the Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with," the Company.

        The table below sets forth with respect to each Selling Stockholder, based upon information available to the Company as of July 21, 1997, the number of shares of Common Stock beneficially owned before and after the sale of the shares of Common Stock offered hereby; the number of shares of Common Stock to be sold; and the percent of the outstanding shares of Common Stock owned before and after the sale of the shares of Common Stock offered hereby. Each Selling Stockholder's relationship to the Company is set forth in a footnote to the table.

----------------------------------------------------------------------------------------------------------------
Name                 Amount and Nature     Shares to be        Shares            Percent of         Percent of
                       of Beneficial         Sold(3)        Beneficially        Class (2)(3)       Class (2)(3)
                        Ownership(1)                         Owned After       Before Offering    After Offering
                                                              Offering
================================================================================================================
Diego Leiva          12,716,500(4)(5)        1,150,000        11,566,500           34.6%                32.1%
----------------------------------------------------------------------------------------------------------------
Robert R.               915,000(6)           750,000             165,000            2.5%                   *
Sams
----------------------------------------------------------------------------------------------------------------
Ricardo               1,076,000(6)(7)        750,000             326,000            2.9%                   *
Maranon
----------------------------------------------------------------------------------------------------------------
Raymond M.            1,261,500(8)(9)        750,000             511,500            3.4%                 1.4%
Brennan
----------------------------------------------------------------------------------------------------------------
Karen M.              1,121,250(9)           750,000             371,250            3.1%                 1.1%
Quinn
----------------------------------------------------------------------------------------------------------------
Marilou C.             257,000(10)           250,000               7,000              *                    *
Halvorsen
----------------------------------------------------------------------------------------------------------------

*   Less than 1% of the issued and outstanding shares of Common Stock.

(1) Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by the person indicated.

(2) Based on 35,983,346 shares outstanding as of July 21, 1997. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and which are convertible or exercisable within sixty (60) days of such date pursuant to Rule 13d-3 under the Exchange Act have been converted or exercised.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares of Common Stock offered hereby shall be determined from time to time by each Selling Stockholder at his/her discretion.

(4) Includes (i) 4,290,000 shares beneficially owned by Mr. Leiva's wife, (ii) 792,000 shares beneficially owned by a trust for Mr. Leiva's son for which Mr. Leiva serves as trustee, (iii) 792,000 shares beneficially owned by a trust for Mr. Leiva's daughter for which Mr. Leiva serves as trustee and
     (iv) 400,000 shares being registered in this registration statement which Mr. Leiva and the Company agreed to exchange for $100,000 in accrued and unpaid compensation due Mr. Leiva for 1994 and 1995, at a price per share of $.25, pursuant to a Compensation Agreement dated as of December 3, 1996.

(5) Includes incentive stock options to purchase up to 131,578 shares of the Company's Common Stock at $.19 per share and 250,000 shares at $.30 per share and non-qualified stock options to purchase up to 368,422 shares of the Company's Common Stock at $.19 per share pursuant to options under the Plan.

(6) Includes non-qualified stock options to purchase up to 750,000 shares of the Company's Common Stock, including 500,000 shares at $.17 per share and 250,000 shares at $.27 per share pursuant to the Plan.

(7) Includes 37,250 shares of the Company's Common Stock beneficially owned by Mr. Maranon's daughter.

(8)  Includes 250,000 shares beneficially owned by Mr. Brennan's wife.

(9) Includes incentive stock options to purchase up to 250,000 shares at $.27 per share and 191,176 shares at $.17 per share and non-qualified stock options to purchase up to 308,824 shares at $.17 per share.

(10) Includes non-qualified stock options to purchase up to 250,000 shares at $.27 per share pursuant to the Plan.

                              PLAN OF DISTRIBUTION

         The Options and/or shares of Common Stock (together, the "Securities") are being sold by the Selling Stockholders for their own accounts. The Securities may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions in the over-the-counter market(reported on the National Association of Securities Dealers, Inc. Electronic Bulletin Board (OTCBB)under the symbol "PICK") in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Securities for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit on the resale of the Securities sold by them may be deemed to be underwriting discounts and commissions under the Act. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

         There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. holds 50,000 shares of the Company's Common Stock, all of which was issued to it in exchange for legal fees.


                                     EXPERTS

         The consolidated financial statements of the Company for the year ended December 31, 1996, incorporated by reference in this Prospectus have been included in reliance upon the report of Durland & Company, CPAs, P.A., independent auditors, incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents By Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement.

         (a) The Registrant's Registration Statement on Form 10 (File No.0-27604), including the description of the Registrant's Common Stock, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         (b) The Registrant's Annual Report on Form 10-K for the Fiscal year ended December 31, 1997.

         (c) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

         (d) The Registrant's Proxy Statement dated December 17, 1996.


           All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

                                                                  Page in
                                                                Sequentially
                                                                  Numbered
                                                                Registration
Exhibit No.                   Description of Exhibit              Statement

           4.1          1996 Employee Stock Option Plan.(1)

           4.2          Compensation Agreement dated as of
                        December 3, 1996 between the Company
                        and Diego Leiva.(1)

          *4.3          Consulting Agreement dated as of
                        January 28, 1997 by and between the
                        Company and Barry Suskind.

          *5.1          Opinion of Snow Becker Krauss P.C.

         *23.1          Consent of Snow Becker Krauss P.C.
                        (included in Exhibit 5.1 hereto).

         *23.2          Consent of Durland & Company, CPAs, P.A.

          24.1          Powers of Attorney(1)
--------------

        * Filed with this Post-Effective Amendment.









         --------
         (1) Incorporated by reference to the Company's Registration Statement on Form S-8, Registration Number 333-20573, filed January 28, 1997.

                                   SIGNATURES

        Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Wayne, State of New Jersey, on August 21, 1997.


                                                  PICK Communications Corp.



     By: /s/ Diego Leiva                          By: /s/ Bruce Staloff
         ------------------                           ------------------------
           Diego Leiva                               Acting Principal Financial
Chairman of the Board,                               Officer
Principal Executive Officer
          and President

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Diego Leiva and Raymond M. Brennan, and each of them, his true and lawful attorneys-in-fact and agents, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorneys-in-fact and agents or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Act, this post-effective amendment has been signed by the following persons in the capacities indicated on August 21, 1997.


     Signature                                              Title
     ---------                                              -----


/s/ Diego Leiva
----------------------                              Chairman of the Board,
Diego Leiva                                         Chief Executive Officer,
                                                    President and Director

/s/ Bruce Staloff
----------------------                              Bruce Staloff, Acting
Bruce Staloff                                       Principal Financial Officer

/s/ Karen M. Quinn
-------------------------                            Vice President of
Karen M. Quinn                                       Corporate Communications
                                                     and Operations

/s/ Raymond M. Brennan
-------------------------                            Vice President, Secretary
Raymond M. Brennan                                   and Director

/s/ Robert R. Sams
-------------------------                            Director
Robert R. Sams

/s/ Ricardo Maranon
-------------------------                            Director
Ricardo Maranon

/s/ Marilou C. Halvorsen
-------------------------                            Director
Marilou C. Halvorsen